Exhibit 10.55

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”), dated as of May 28, 2013 between Kid Brands, Inc., a New Jersey corporation (the “Company”) and Guy A. Paglinco (the “Executive”), is entered into in connection with the Executive’s termination of employment.

WHEREAS, the parties have mutually agreed that the Executive will separate from the employment of the Company and the parties desire to enter into this Agreement to set forth the terms thereof;

NOW, THEREFORE, in consideration of the benefits set forth herein which are in addition to those provided by the current terms of the Executive’s employment, the receipt and sufficiency of which the Executive hereby expressly acknowledges, the parties agree as follows.

1. OVERLAP PERIOD. The Executive has been serving as the Company’s Vice President and Chief Financial Officer. Effective as of the date of this Agreement, the Executive shall no longer serve the Company in the capacity of Chief Financial Officer or in any other officer position. The Executive shall nevertheless continue as an active full time employee of the Company following the date of this Agreement through July 5, 2013 (the “Overlap Period”). During the Overlap Period, the Executive shall devote his full-time and attention on behalf of the Company to supporting the new Chief Financial Officer in his duties so as to ensure an orderly transition and performing such other duties as may be reasonably requested by the Chief Executive Officer or the new Chief Financial Officer of the Company. The Executive hereby resigns effective immediately from all other positions with the Company or any affiliate. The Executive agrees that he will not commence other employment during the Overlap Period without the prior written consent of the Company’s Chief Executive Officer.

2. TRANSITION PERIOD. At the end of the Overlap Period, the Executive shall continue as an employee of the Company for a period of time not to exceed one hundred and eighty (180) days following the end of the Overlap Period (the “Transition Period”). During the Transition Period, the Executive’s duties shall be significantly reduced, but he shall assist with the transition of duties to the new Chief Financial Officer, provide occasional general support with respect thereto and regarding any litigation against the Company and be available to support the business by responding to questions based on his knowledge and experience of the financial and other operations of the Company. The Executive shall have the discretion during the Transition Period to perform these responsibilities at the Company’s headquarters or by telephone/electronic mail. During the Transition Period, the Executive shall only be required to perform sporadic duties from time to time and subject to the Executive’s availability. The Executive shall not incur business expenses during the Transition Period without the approval of the Company’s Chief Operating Officer, and will be reimbursed for such approved business expenses upon presentation of an appropriate accounting therefor in accordance with the Company’s standard policy. The Transition Period shall last one hundred and eighty (180) days following the end of the Overlap Period, unless the Executive voluntarily resigns his employment with the Company to accept another position before the completion of one hundred and eighty (180) days following the end of the Overlap Period, in which event the Transition Period shall come to an end. If the Executive has not secured other employment at the end of the Transition Period, the Executive will continue to be paid during the Severance Period as provided for in Section 7.

3. OVERLAP AND TRANSITION PERIOD COMPENSATION. The Executive’s base salary at the annual rate of Two Hundred Eighty-One Thousand Two Hundred Twenty-Five Dollars ($281,225.00) shall not be reduced during the Overlap Period, or during the Transition Period; moreover, the Company shall be obligated to continue to pay to the Executive his base salary during the Overlap Period, and the Transition Period even if the Executive ceases to be employed by the Company, obtains employment with, and receives compensation from, a successor employer during the Overlap Period and/or the Transition Period. For purposes of clarity and example, if the Executive secures employment on the 100th day of the 180-day Transition Period, and resigns his employment with the Company at that time, the Company shall be obligated to continue his base salary during the entire 180-day Transition Period, regardless of when the Executive resigned. Base salary shall be paid at the Company’s regular payroll payment dates during the Overlap Period and the Transition Period. The Executive shall not be entitled to accrue an IC Bonus for 2013.

4. EMPLOYEE BENEFITS. During the Overlap Period, the Transition Period and the Severance Period (as defined below), if any, and prior to the Executive commencing employment with a successor employer, the Executive shall be entitled to remain on the Company’s health and dental insurance plan and other insurance policies under which the Executive is presently covered and at the same level of coverage, as well as the 401(k) Plan, subject to the Executive continuing to make the same payroll contributions; provided that, if the amount of contributions under the Company’s health, dental or other insurance plans increases for senior employees at the Executive’s level generally during the Overlap, Transition or Severance Periods, the Executive shall be required to make the increased level of contribution. Upon the end of the Severance Period or earlier if the Executive loses medical coverage as a result of his departure from the Company, the Executive will then be eligible to elect COBRA in accordance with its terms for an additional 18 months at the Executive’s cost. In accordance with the Company’s policy, the Executive will forfeit any accrued but unused days of sick leave as of the date hereof and not accrue further sick leave.

5. VACATION. The Executive’s vacation days shall continue to accrue during the Overlap Period but not thereafter. The Executive shall be paid for his accrued but unused vacation days (not in excess of 45 days) in cash promptly at the end of the Overlap Period.

6. EQUITY AWARDS. The following restricted stock units held by the Executive shall vest and be paid on the following dates regardless of whether the Executive is employed on the applicable Vesting/Payment Dates:

Number of Shares	Vesting/Payment Date
1,000	August 14, 2013
380	October 6, 2013
2,000	March 8, 2014

The unvested stock appreciation rights for the following number of shares held by the Executive shall vest and become exercisable for ninety (90) days after the following dates regardless of whether the Executive is employed as of the applicable Vesting Date:

Number of Shares	Vesting Date
2,000	August 14, 2013
2,780	October 6, 2013
5,600	March 8, 2014

The restricted stock units and stock appreciation rights held by the Executive shall otherwise be subject to the terms of the award agreements pursuant to which the equity awards were granted. Any unvested stock appreciation rights and restricted stock units, after application of this Section 6, shall be forfeited.

7. SEVERANCE PERIOD. If, at the end of the Transition Period, the Executive has not become employed by a successor employer, the Executive shall remain as an employee of the Company on the same terms as apply for the Transition Period until the earlier of (i) sixty (60) days after the end of the Transition Period, or (ii) the date that the Executive becomes employed by a successor employer (the “Severance Period”). The Company’s obligation to continue to employ the Executive during the Severance Period is subject to the Executive providing an additional Release at the end of the Transition Period substantially similar to that set forth in Section 9 hereof.

8. MISCELLANEOUS.

A. Legal Expenses. The Company will reimburse the Executive for his legal expenses in connection with the review of this Agreement in an amount not to exceed $7,500, and such reimbursement shall occur within thirty (30) days after the date of the Agreement. The parties acknowledge and agree that the Executive as a former officer of the Company (i) shall remain entitled to indemnification under the Company’s organizational documents to the same extent and upon the same conditions as active officers or employees of the Company are entitled to indemnification with respect to actions, suits or proceedings of whatever nature brought or that may be brought against the Executive by reason of the fact that he was an officer or employee of the Company; and (ii) shall be entitled to directors and officers insurance coverage on the same terms and conditions as any current or former officer of the Company.

B. Job Search. It is recognized that the Executive will be searching for other employment during the Overlap Period, the Transition Period and the Severance Period, if any, provided that the Executive agrees that he shall not commence employment with a successor during the Overlap Period without the written consent of the Company’s Chief Executive Officer. The Company agrees that it will provide reasonable time to the Executive during the Overlap Period and the Transition Period (and Severance Period, if any) to be present at interviews with potential successor employers. The Company will provide a letter of recommendation or references if so requested.

C. Full Compensation. The Executive agrees that the compensation and other benefits set forth above shall constitute the entire consideration provided under this Agreement and that the Executive will not seek any further compensation for any other claim, damage, costs or attorneys’ fees in connection with the matters encompassed in this Agreement that occurred or failed to occur prior to the execution of the Agreement, or in connection with the Executive’s employment or separation from the Company. Except as explicitly provided herein, the Executive acknowledges that he has been paid and/or has received all compensation or benefits to which he may be entitled and that no other compensation or benefits are due to the Executive except as provided herein. In addition, the Executive acknowledges that the consideration set forth herein exceeds any payments and/or benefits to which he may be entitled under any agreement, oral or written, as well as any employment or personnel policy, procedure or handbook, which may be applicable, and that he would not be entitled to this consideration absent his promises as forth herein.

D. Section 409A. The Executive and the Company intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, the installments of salary continuation are intended to be separate payments for purposes of Section 409A and must be paid, along with any amounts due under vested restricted stock unit awards, in all events no later than March 15, 2014.

E. Withholdings. All amounts payable to the Executive hereunder shall be subject to tax and any other withholding required by law.

AS A CONDITION TO RECEIVING THE ABOVE-DESCRIBED COMPENSATION AND OTHER BENEFITS, THE EXECUTIVE MUST SIGN AND DELIVER TO THE COMPANY THIS AGREEMENT. IF THE EXECUTIVE SIGNS AND RETURNS THIS AGREEMENT TO THE COMPANY NO LATER THAN TWENTY-ONE (21) DAYS FROM THE DATE ON WHICH THE EXECUTIVE RECEIVED THIS AGREEMENT AND DOES NOT SUBSEQUENTLY REVOKE IT AS PROVIDED HEREIN, DURING WHICH PERIOD THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY, THEN THE COMPANY WILL PROVIDE TO THE EXECUTIVE THE ABOVE-DESCRIBED COMPENSATION AND OTHER BENEFITS COMMENCING WITH THE DATE OF THIS AGREEMENT.

IN THE EVENT THAT THE EXECUTIVE DOES NOT RETURN THIS SIGNED AGREEMENT WITHIN THE TWENTY-ONE (21) DAY PERIOD, THEN THE COMPANY WILL NOT PROVIDE THE EXECUTIVE WITH THE COMPENSATION AND OTHER BENEFITS DESCRIBED ABOVE.

9. GENERAL RELEASE OF ALL CLAIMS. In exchange for the above-referenced consideration and benefits, the Executive hereby irrevocably releases and forever discharges any and all known and unknown liabilities, debts, obligations, causes of action, demands, covenants, contracts, liens, controversies and any other claim of whatsoever kind or nature that the Executive ever had, now has or may have in the future against the Company, its stockholders, subsidiaries, affiliates, successors, assigns, officers, directors, attorneys, fiduciaries, representatives, employees, licensees, agents and assigns (the “Releasees”), whether or not arising out of or related to the performance of any services to or on behalf of the Company or the termination of those services, including without limitation: (i) any such claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964, the Equal Pay Act, the Older Workers Benefit Protection Act, the Rehabilitation Act, the Jury Systems Improvement Act, the Uniformed Services Employment and Reemployment Rights Act, the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Health and Safety Act, the Employee Polygraph Protection Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Federal False Claims Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey wage and hour laws, and the New Jersey Conscientious Employee Protection Act, the California Fair Employment and Housing Act, the California Labor Code; (ii) any and all other such claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules, regulations or executive orders; or (iii) any and all such claims arising from any common law right of any kind whatsoever, including, without limitation, any claims for any kind of tortious conduct, promissory or equitable estoppel, defamation, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay, in whole or part, any compensation of any kind whatsoever (collectively, “Executive’s Claims”). This paragraph does not release the obligations of the Company under this Agreement and the benefits explicitly preserved and/or provided to the Executive under this Agreement or any claims that lawfully cannot be waived, and shall not offset any vested rights that the Executive may have under the Company’s employee benefit plans. The Company also agrees not to challenge any lawful claim for unemployment benefits made by the Executive in connection with his departure from the Company and will not contest in connection with a claim for unemployment benefits the characterization of the Executive’s departure as involuntary and without cause.

Execution of this Agreement by the Executive operates as a complete bar and defense against any and all of the Executive’s Claims against the Company and/or the other Releasees. If the Executive should hereafter assert any Executive’s Claims in any action or proceeding against the Company or any of the other Releasees, as applicable, in any forum, this Agreement may be raised as and shall constitute a complete bar to any such action or proceeding and the Company and/or the other Releasees shall be entitled to recover from the Executive all costs incurred, including attorneys’ fees, in defending against any such action or proceeding.

Executive further waives and relinquishes any rights and benefits which he has or may have under California Civil Code § 1542 to the fullest extent that he may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. Civil Code § 1542 provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Agreement, but it is his intention to fully and finally forever settle and release any and all claims, matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the parties to the extent set forth in this Section 8, and that in furtherance of this intention this Agreement shall be and remain in effect as a full and complete general release to the extent set forth herein, notwithstanding discovery or existence of any such additional or different facts.

The provisions of this Section 9 are not intended to preclude the Executive from: (i) enforcing the terms of this Agreement; or (ii) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board. This Agreement shall not impact the EEOC’s rights, responsibilities or abilities to carry out its public duties and shall not impede the Executive’s participation in EEOC procedures and processes, except insofar as it precludes the Executive from recovering any additional monies from the Company or any of the other Releasees. To the extent permitted by applicable law, the Executive agrees to waive his right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with the Company and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on his behalf or on behalf of any class of which he is a member with respect to any of the claims that he has waived.

The Executive agrees that, for a period of two years from the date he signed this Agreement, he will not, either personally or as an owner, director, employee, agent or consultant of another entity, engage in any proceeding intended to effect a change in control of the Company that has not been approved by the Board of Directors of the Company. A breach of this contract shall entitle the Executive to recover the compensation and benefits provided to the Executive pursuant to this Agreement.

The Executive acknowledges that he has had a reasonable opportunity to review and consider the terms of this Agreement for a period of at least 21 days, that he understands and has had the opportunity to receive counsel regarding his respective rights, obligations and liabilities under this Agreement and that to the extent that the Executive has taken less than 21 days to consider this Agreement, the Executive acknowledges that he has had sufficient time to consider this Agreement and to consult with counsel and that he does not desire additional time to consider this Agreement. As long as the Executive signs and delivers this Agreement within such 21 day time period, he will have seven days after such delivery to revoke his decision by delivering written notice of such revocation to the Company. If the Executive does not revoke his decision during that seven-day period, then this Agreement shall become effective on the eighth day after being delivered by the Executive and the Company shall provide the compensation and benefits set forth herein commencing with the beginning of the Overlap Period.

10. DISCLOSURE BY EXECUTIVE. The Executive acknowledges that, prior to the date hereof, he has disclosed to the current or preceding Chief Executive Officer of the Company any and all information relevant to any investigation of the Company or any of its affiliates or their business practices conducted by any government agency or to any existing, threatened or anticipated litigation involving the Company, or any affiliate, whether administrative, civil or criminal in nature, and that he is otherwise unaware of any wrongdoing committed by any current or former employee of the Company or any affiliate that has not been so disclosed. The Executive acknowledges that his separation from the employment of the Company is not as a result of any disagreement with the business practices or policies of the Company, its Board of Directors, its Chief Executive Officer or any other officer or any disagreements or disputes regarding its financial statements or any other operational issues. The Executive confirms that the certifications that he provided for the Company’s Forms 10-K and 10-Q filed with the Securities and Exchange Commission were made voluntarily and provided without coercion.

11. CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive acknowledges that he has acquired (and will acquire) certain confidential and proprietary information regarding the Releasees, including without limitation, trade secrets, business strategies and operations, customer lists, manufacturers, material suppliers, financial information, personnel information, legal advice and counsel obtained from counsel, information regarding litigation, actual pending or threatened, research and development, identities and habits of employees and agents and business relationships. The Executive shall keep secret and retain in the strictest confidence all such confidential, proprietary and non-public matters, tangible or intangible, of or related to Releasees and shall not use, divulge or disclose them, directly or indirectly, to any person, entity or any federal, state or local agency or authority, except as may be required by law; provided that in the event disclosure is sought as a result of any subpoena or other legal process initiated against the Executive, the Executive shall immediately give the Company written notice thereof in order to afford the Company an opportunity to contest such disclosure.

The Executive represents and agrees that, at the end of the Overlap Period, he will return to the Company all confidential, proprietary and non-public materials, or any other property of the Company or its affiliates in his possession including, but not limited to, Company furniture and fixtures and Company-issued computers, laptops and phones. If the Executive has used his personal equipment for Company business, Executive agrees that he will, as of the end of the Overlap Period, delete and purge all Company or affiliate information from his personal computer equipment, except to the extent such information relates to pending legal matters of which the Executive has been advised.

The Executive acknowledges and agrees that the existence and the content of this Agreement, as well as the existence, amount or nature of any compensation received by the Executive in connection with this Agreement are confidential and shall be kept confidential and not revealed to any third person except the Executive’s spouse, attorney, accountant, tax preparer, federal and state taxing authorities or as required by law. The Executive agrees that, with the exception of taxing authorities and other governmental agencies, in the event any of the persons identified in the preceding sentence are made aware of the existence of this Agreement and/or any of its terms, the Executive will inform them of the confidential nature of this Agreement and require them to agree not to disclose the existence or the content of this Agreement to any other person or entity, and the Executive shall be responsible for the breach of this Agreement by any such person. The Executive further reaffirms his confidentiality obligations under or pursuant to any confidentiality agreements that the Executive signed with the Company. The Executive acknowledges that the Company is a reporting company under the Securities Exchange Act of 1934 with its shares listed on the New York Stock Exchange and may be required to make disclosure of the terms of this Agreement. The Company will be responsible for making all appropriate disclosures and/or filings resulting from the execution of this Agreement.

12. NON-DISPARAGEMENT; NON-SOLICITATION; NON-COMPETITION. The Executive agrees not to engage in any act, or make any statement (orally or in writing) that is intended, or may reasonably be expected to harm the business, interests, operations, prospects, reputation or goodwill of the Company or any of its affiliates, including, without limitation, making public or private derogatory comments about the character or ability of the Company, its affiliates, or any of their respective directors, officers, employees, agents or representatives. Any testimony provided under oath by the Executive is exempted from this provision. The Company shall use commercially reasonable efforts to cause its directors and executive officers to refrain from making any statements or taking any action that could reasonably be expected to harm the personal or business reputation of the Executive.

The Executive agrees that, during the Overlap Period and the Transition Period and for one year after the end of the Transition Period, he shall not, directly or indirectly, engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, fiduciary, consultant or otherwise), with or without compensation, any business that is competitive to the Company involving the juvenile or infant market. The Executive further agrees that, during the Overlap Period and the Transition Period and for one year after the end of the Transition Period, he will not:

(i) directly or indirectly, contact, solicit, or accept if offered to him, or direct any person, firm, corporation, association or other entity to contact, solicit or accept if offered, any of the Company’s customers, prospective customers, or suppliers for the purposes of providing any products and/or services that are the same as or similar to the juvenile or infant products and services provided by the Company to its customers during the term hereof; or

(ii) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is then a current employee of the Company (or was an employee during the year preceding such solicitation), to terminate employment or an engagement with the Company, nor hire or agree to hire any then current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with himself or any company, individual or other entity.

13. BINDING EFFECT. This Agreement (including the Release) is binding on the Executive’s heirs and personal representatives.

14. GOVERNING LAW, JURISDICTION. This Agreement shall be governed by, and construed and interpreted in accordance with its express terms, and otherwise in accordance with the laws of the State of New Jersey without respect to conflicts of law principles. Either party may seek to enforce this Agreement in the courts of the State of New Jersey, or if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and the appropriate appellate courts) and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world, whether within or without the State of New Jersey.

15. REMEDY FOR BREACH AND MODIFICATION. Each party acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the other party and the other Releasees and that the other party and the other Releasees may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, each party agrees that, in addition to any other relief or remedies available to the other party, each party shall be entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the other party from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection therewith. Furthermore, in addition to any other relief or remedies available to the Company, in the event that the Executive breaches any provisions of this Agreement (including the Release) the Company shall immediately cease any further payments or benefits under this Agreement but this remedy shall not preclude the Company from seeking other relief or remedies available to it.

16. SEVERABILITY. If any provision of this Agreement is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

17. ENTIRE AGREEMENT. Except as provided in this Agreement, the Executive acknowledges that this Agreement sets forth the entire agreement between the Executive and the Company, and fully supersedes any and all prior agreements or understandings between the Executive and the Company, if any, pertaining to the subject matter hereof including, but not limited to, the agreement between the Company and the Executive dated April 26, 2012.

18. OPPORTUNITY FOR REVIEW/REVOCATION. The Executive represents and agrees that he:

a.	has reviewed all aspects of this Agreement (including the Release);

b.	has carefully read and fully understands all of the provisions of this Agreement (including the Release);

c.	understands that in agreeing to this document, he is releasing the Company from any and all claims that he may have against the Company;

d.	knowingly and voluntarily agrees to all terms set forth in this Agreement (including the Release);

e.	was advised and hereby is advised in writing to consider the terms of this Agreement (including the Release) and that he was advised to consult with an attorney of his choice prior to executing the Agreement (including the Release);

f.	has not relied on any representation or statement not set forth in this Agreement (including the Release);

g.	has had a full twenty-one (21) days from the date of his receipt of this Agreement to consider whether he will execute this Agreement (including the Release);

h.	has a full seven (7) days following the execution of this Agreement (including the Release) to revoke this Release by notifying the General Counsel of the Company in writing of the revocation, and has been and hereby is advised in writing that this shall not become effective or enforceable until the revocation period has expired;

i.	understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. Seq.) that may arise after the date this Release is executed are not waived; and

j.	has signed this Agreement (including the Release) voluntarily and entirely of his own free will.

IN WITNESS WHEREOF, the Company and the Executive have each signed this Transition Agreement and Release as of the date first set forth above.

KID BRANDS, INC.

By	/s/ Raphael Benaroya
Raphael Benaroya
President and Chief Executive Officer

/s/ Guy A. Paglinco
Guy A. Paglinco

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